Century Communities Reports Second Quarter 2023 Results

- Increased 2023 Guidance for Deliveries and Home Sales Revenues –

- Net Income of $51.4 million, $1.60 per diluted share -

- Deliveries of 2,235 Increased 17% Quarter-Over-Quarter -

- Net New Home Contracts of 2,317 Increased 15% Quarter-Over-Quarter -

- Year End 2023 Community Count Expected to be 250 to 260 -

Greenwood Village, Colorado (July 26, 2023) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•	Pre-tax income of $68.7 million
•	Net income of $51.4 million, or $1.60 per diluted share
•	Total revenues of $844.2 million, a 12% sequential increase
•	Deliveries of 2,235 homes, a 17% sequential increase
•	Net new home contracts of 2,317, a 15% sequential increase
•	Homebuilding gross margin of 19.7%
•	Adjusted homebuilding gross margin of 21.0%
•	Homebuilding debt to capital of 31.2%
•	Net homebuilding debt to net capital of 22.3%
•	Book value per share of $69.39 as of June 30, 2023, a Company record

“We are pleased with the strong sequential gains across our business including substantial increases in net new home contracts, starts, deliveries and gross margins,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “Our deliveries of 2,235 homes increased 17% quarter-over-quarter and increases in our starts to 3,041 homes will lead to higher deliveries in the second half of 2023 compared to first half levels. Our adjusted homebuilding gross margin improved 140 basis points to 21.0% from first quarter 2023 levels, and we expect to generate higher gross margins sequentially in both the third and fourth quarters of the year due to improvements in direct construction costs, reduced incentives and shorter cycle times.”

Rob Francescon, Co-Chief Executive Officer and President, said, “We are encouraged by the continued improvement in sales activity that we experienced in the second quarter. Our net new home contracts of 2,317 increased 15% quarter-over-quarter, with Century Complete posting a 40% sequential growth rate. We believe our spec-based model and focus on entry-level homes positions us well with homebuyers looking for affordably priced homes with near term completions in order to lock in their interest rates. Our total lot inventory increased to 57,775, and we expect our community count to be in the range of 250-260 communities by year end. Our balance sheet remains strong with $2.2 billion in stockholders’ equity and $1.2 billion in liquidity, including $374 million in cash, and we intend to continue investing in our business and returning capital to shareholders.”

Second Quarter 2023 Results

Net income for the second quarter 2023 was $51.4 million, or $1.60 per diluted share.

Total revenues were $844.2 million, while second quarter home sales revenues totaled $818.4 million. Deliveries totaled 2,235 homes. The average sales price of home deliveries for the second quarter 2023 was $366,200 compared to $418,200 in the prior year quarter.

Net new home contracts in the second quarter 2023 were 2,317, and at the end of the second quarter 2023, the Company had 2,002 homes in backlog, representing $750.1 million of backlog dollar value.

Adjusted homebuilding gross margin percentage, excluding interest, was 21.0% in the second quarter of 2023. Homebuilding gross margin percentage in the second quarter 2023 was 19.7%. Selling, general, and administrative expenses as a percent of home sales revenues was 12.8% in the quarter. EBITDA for the second quarter 2023 was $80.1 million.

Our book value per share increased to a record $69.39 as of June 30, 2023.

Financial services revenues and pre-tax income were $24.3 million and $12.5 million, respectively, in the second quarter 2023.

Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position, including $2.2 billion of stockholders’ equity and $1.2 billion of total liquidity, including $373.7 million of cash.

During the second quarter, the Company maintained its quarterly cash dividend of $0.23 per share.

As of June 30, 2023, homebuilding debt to capital decreased to 31.2% from 32.0% at December 31, 2022. As of June 30, 2023, net homebuilding debt to net capital decreased to 22.3% from 23.5% at December 31, 2022.

Full Year 2023 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We continue to be encouraged by the strength of our sales activity and improving cycle times. As a result, we are increasing our full year 2023 guidance for home deliveries to be in the range of 8,300 to 9,000 homes and our home sales revenues to be in the range of $3.1 billion to $3.4 billion.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, July 26, 2023, at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2023 results, provide commentary, and conduct a question-and-answer session. To participate in the call, please dial 833-816-1103 (domestic) or 412-317-0685 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through August 2, 2023, by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering the passcode 1581293. A replay of the webcast will be available on the Company’s website for at least one year.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 18 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with United States generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: adjusted net income, adjusted diluted earnings per common share (Adjusted Diluted EPS), adjusted homebuilding gross margin, EBITDA, adjusted EBITDA, and ratio of net homebuilding debt to net capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “guidance” and “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2023, its expectations for higher deliveries and improved gross margins in the second half of 2023 compared to the first half and increased community count by year end, and its intent to continue investing in its business and returning capital to shareholders. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, including increased interest rates, inflation, and employment levels; the potential impact of global supply chain disruptions, labor, land and raw material or other resource shortages and delays, and municipal and utility delays on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials or other resources; the ability to pay dividends in the future; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Homebuilding Revenues
Home sales revenues	$818,360	$1,134,535	$1,553,960	$2,122,950
Land sales and other revenues	1,554	8,810	3,089	10,440
Total homebuilding revenues	819,914	1,143,345	1,557,049	2,133,390
Financial services revenues	24,277	22,797	40,132	49,102
Total revenues	844,191	1,166,142	1,597,181	2,182,492
Homebuilding Cost of Revenues
Cost of home sales revenues	(656,834)	(814,895)	(1,258,219)	(1,523,968)
Cost of land sales and other revenues	(375)	(8,012)	(375)	(8,858)
Total homebuilding cost of revenues	(657,209)	(822,907)	(1,258,594)	(1,532,826)
Financial services costs	(11,770)	(14,186)	(22,551)	(29,340)
Selling, general, and administrative	(105,120)	(109,158)	(203,433)	(210,797)
Other income (expense)	(1,344)	(6,243)	154	(7,105)
Income before income tax expense	68,748	213,648	112,757	402,424
Income tax expense	(17,303)	(54,980)	(28,001)	(101,260)
Net income	$51,445	$158,668	$84,756	$301,164

Earnings per share:
Basic	$1.61	$4.83	$2.65	$9.08
Diluted	$1.60	$4.78	$2.63	$8.97
Weighted average common shares outstanding:
Basic	32,025,186	32,839,402	31,970,106	33,183,097
Diluted	32,247,396	33,227,383	32,182,545	33,582,900

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2023	2022
Assets	(unaudited)	(audited)
Cash and cash equivalents	$350,488	$296,724
Cash held in escrow	23,245	56,569
Accounts receivable	59,993	52,797
Inventories	2,856,388	2,830,645
Mortgage loans held for sale	195,598	203,558
Prepaid expenses and other assets	287,448	250,535
Property and equipment, net	32,663	31,688
Deferred tax assets, net	20,430	20,856
Goodwill	30,395	30,395
Total assets	$3,856,648	$3,773,767
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$146,559	$106,926
Accrued expenses and other liabilities	266,366	299,588
Notes payable	1,030,782	1,019,412
Revolving line of credit	—	—
Mortgage repurchase facilities	191,024	197,626
Total liabilities	1,634,731	1,623,552
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 32,020,378 and 31,772,791 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	320	318
Additional paid-in capital	586,856	584,803
Retained earnings	1,634,741	1,565,094
Total stockholders' equity	2,221,917	2,150,215
Total liabilities and stockholders' equity	$3,856,648	$3,773,767

Century Communities, Inc.

Homebuilding Operational Data(1)

(Unaudited)

Net New Home Contracts

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
West	237	248	(4.4)%	580	665	(12.8)%
Mountain	446	478	(6.7)%	779	1,064	(26.8)%
Texas	400	333	20.1%	875	829	5.5%
Southeast	351	415	(15.4)%	593	824	(28.0)%
Century Complete	883	759	16.3%	1,512	1,795	(15.8)%
Total	2,317	2,233	3.8%	4,339	5,177	(16.2)%

Home Deliveries

(dollars in thousands)

	Three Months Ended June 30,
	2023		2022		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	254	$548.2	426	$689.4	(40.4)%	(20.5)%
Mountain	455	$503.7	458	$600.9	(0.7)%	(16.2)%
Texas	450	$281.2	489	$313.0	(8.0)%	(10.2)%
Southeast	275	$426.5	404	$446.5	(31.9)%	(4.5)%
Century Complete	801	$257.3	936	$248.1	(14.4)%	3.7%
Total / Weighted Average	2,235	$366.2	2,713	$418.2	(17.6)%	(12.4)%

	Six Months Ended June 30,
	2023		2022		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	457	$586.7	822	$676.9	(44.4)%	(13.3)%
Mountain	910	$521.7	972	$571.9	(6.4)%	(8.8)%
Texas	777	$278.0	912	$319.4	(14.8)%	(13.0)%
Southeast	473	$431.7	770	$428.4	(38.6)%	0.8%
Century Complete	1,530	$255.5	1,585	$245.8	(3.5)%	3.9%
Total / Weighted Average	4,147	$374.7	5,061	$419.5	(18.1)%	(10.7)%

Century Communities, Inc.

Homebuilding Operational Data(1)

(Unaudited)

Selling Communities

	As of June 30,		Increase/(Decrease)
	2023	2022	Amount	% Change

West	23	22	1	4.5%
Mountain	41	33	8	24.2%
Texas	38	29	9	31.0%
Southeast	29	23	6	26.1%
Century Complete	102	106	(4)	(3.8)%
Total	233	213	20	9.4%

Backlog

(dollars in thousands)

	As of June 30,
	2023			2022			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	203	$129,616	$638.5	367	$294,274	$801.8	(44.7)%	(56.0)%	(20.4)%
Mountain	310	149,369	$481.8	1,137	632,865	$556.6	(72.7)%	(76.4)%	(13.4)%
Texas	253	78,360	$309.7	408	146,304	$358.6	(38.0)%	(46.4)%	(13.6)%
Southeast	325	148,616	$457.3	767	349,120	$455.2	(57.6)%	(57.4)%	0.5%
Century Complete	911	244,118	$268.0	2,088	554,997	$265.8	(56.4)%	(56.0)%	0.8%
Total / Weighted Average	2,002	$750,079	$374.7	4,767	$1,977,560	$414.8	(58.0)%	(62.1)%	(9.7)%

Lot Inventory

	As of June 30,
	2023			2022			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,207	1,867	6,074	5,129	2,453	7,582	(18.0)%	(23.9)%	(19.9)%
Mountain	9,818	3,400	13,218	11,706	3,653	15,359	(16.1)%	(6.9)%	(13.9)%
Texas	7,627	6,811	14,438	7,144	8,453	15,597	6.8%	(19.4)%	(7.4)%
Southeast	5,769	4,079	9,848	6,123	14,209	20,332	(5.8)%	(71.3)%	(51.6)%
Century Complete	3,550	10,647	14,197	5,031	11,650	16,681	(29.4)%	(8.6)%	(14.9)%
Total	30,971	26,804	57,775	35,133	40,418	75,551	(11.8)%	(33.7)%	(23.5)%
% of Total	53.6%	46.4%	100.0%	46.5%	53.5%	100.0%

(1)

Commencing in the first quarter of 2023, our Century Complete operations in Texas were realigned and are now managed under our Texas segment. Accordingly, we have presented segment information under this new basis as of and for the three months and six ended June  30, 2023, and we have restated the corresponding segment information for those segments as of and for the three and six months ended June  30, 2022.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted net income and adjusted diluted earnings per share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define adjusted net income as consolidated net income before (i) income tax expense, (ii) inventory impairment (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by dividing adjusted net income by weighted average common shares – diluted.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Numerator
Net income	$51,445	$158,668	$84,756	$301,164
Denominator
Weighted average common shares outstanding - basic	32,025,186	32,839,402	31,970,106	33,183,097
Dilutive effect of stock-based compensation awards	222,210	387,981	212,439	399,803
Weighted average common shares outstanding - diluted	32,247,396	33,227,383	32,182,545	33,582,900
Earnings per share:
Basic	$1.61	$4.83	$2.65	$9.08
Diluted	$1.60	$4.78	$2.63	$8.97

Adjusted earnings per share
Numerator
Net income	$51,445	$158,668	$84,756	$301,164
Income tax expense	17,303	54,980	28,001	101,260
Income before income tax expense	68,748	213,648	112,757	402,424
Inventory impairment	—	—	—	—
Adjusted income before income tax expense	68,748	213,648	112,757	402,424
Adjusted income tax expense(2)	(17,303)	(54,980)	(28,001)	(101,260)
Adjusted net income	$51,445	$158,668	$84,756	$301,164

Denominator - Diluted	32,247,396	33,227,383	32,182,545	33,582,900

Adjusted diluted earnings per share	$1.60	$4.78	$2.63	$8.97

(2)

The tax rates used in calculating adjusted net income for the three and six months ended June  30, 2023 was 25.2% and 24.8%, respectively, and for the three and six months ended June 30, 2022 was 25.7% and 25.2%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and interest are not measurements of financial performance under GAAP; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended June 30,
	2023	%	2022	%

Home sales revenues	$818,360	100.0%	$1,134,535	100.0%
Cost of home sales revenues	(656,834)	(80.3)%	(814,895)	(71.8)%
Inventory impairment	—	—%	—	—%
Homebuilding gross margin	161,526	19.7%	319,640	28.2%
Add: Inventory impairment	—	—%	—	—%
Add: Interest in cost of home sales revenues	10,270	1.3%	13,473	1.2%
Adjusted homebuilding gross margin excluding interest and inventory impairment	$171,796	21.0%	$333,113	29.4%

	Six Months Ended June 30,
	2023	%	2022	%

Home sales revenues	$1,553,960	100.0%	$2,122,950	100.0%
Cost of home sales revenues	(1,258,219)	(81.0)%	(1,523,968)	(71.8)%
Inventory impairment	—	—%	—	—%
Homebuilding gross margin	295,741	19.0%	598,982	28.2%
Add: Inventory impairment	—	—%	—	—%
Add: Interest in cost of home sales revenues	20,077	1.3%	25,619	1.2%
Adjusted homebuilding gross margin excluding interest and inventory impairment	$315,818	20.3%	$624,601	29.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures we use as a supplemental measure in evaluating operating performance. We define EBITDA as net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense (income), and (iv) depreciation and amortization expense. We define adjusted EBITDA as EBITDA before loss on debt extinguishment (if applicable), and inventory impairment (if applicable). We believe EBITDA and adjusted EBITDA provide an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that these measurements are useful for comparing general operating performance from period to period. Neither EBITDA or adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Each of our EBITDA and adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net income	$51,445	$158,668	(67.6)%	$84,756	$301,164	(71.9)%
Income tax expense	17,303	54,980	(68.5)%	28,001	101,260	(72.3)%
Interest in cost of home sales revenues	10,270	13,473	(23.8)%	20,077	25,619	(21.6)%
Interest expense (income)	(2,578)	(147)	NM %	(4,942)	(12)	NM %
Depreciation and amortization expense	3,621	2,746	31.9%	6,913	5,352	29.2%
EBITDA	80,061	229,720	(65.1)%	134,805	433,383	(68.9)%
Inventory impairment	—	—	NM	—	—	NM %
Adjusted EBITDA	$80,061	$229,720	(65.1)%	$134,805	$433,383	(68.9)%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our construction loan agreement and mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2023	2022
Notes payable	$1,030,782	$1,019,412
Revolving line of credit	—	—
Construction loan agreements	(21,146)	(7,389)
Total homebuilding debt	1,009,636	1,012,023
Total stockholders' equity	2,221,917	2,150,215
Total capital	$3,231,553	$3,162,238
Homebuilding debt to capital	31.2%	32.0%

Total homebuilding debt	$1,009,636	$1,012,023
Cash and cash equivalents	(350,488)	(296,724)
Cash held in escrow	(23,245)	(56,569)
Net homebuilding debt	635,903	658,730
Total stockholders' equity	2,221,917	2,150,215
Net capital	$2,857,820	$2,808,945

Net homebuilding debt to net capital	22.3%	23.5%

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations

303-268-8345

Investorrelations@CenturyCommunities.com

Category:
Earnings